Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33716

NEWS FOR IMMEDIATE RELEASE

Contacts:
Renee Svec	Cindy Williams
Director – Marketing & Communications	Investor Relations Manager
727.214.3411, ext. 4112	727.214.3411, ext. 4160
rsvec@FADV.com	clwilliams@FADV.com

FIRST ADVANTAGE CORPORATION REPORTS

OPERATING RESULTS FOR FOURTH QUARTER AND FULL YEAR 2006

ST. PETERSBURG, Fla., Feb. 12, 2007—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced operating results for the fourth quarter and full year ended Dec. 31, 2006.

First Advantage reported net income of $18.2 million (31 cents per diluted share) and $66.2 million ($1.14 per diluted share) for the quarter and year ended Dec. 31, 2006, respectively. The company reported net income of $16.2 million (29 cents per diluted share) and net income of $58.4 million ($1.09 per diluted share) for the quarter and year ended Dec. 31, 2005, respectively. Results of operations for the quarter and year ended Dec. 31, 2006 include a pretax investment gain of $7.0 million ($4.1 million after tax or 7 cents per diluted share), and results of operations for the year and quarter ended Dec. 31, 2005 include a pretax investment gain of $9.5 million ($5.6 million after tax or 10 cents per diluted share). The investment gain in both years relates to the issuance of stock by DealerTrack Holdings, Inc., an unconsolidated investee accounted for on the equity method. Results of operations for the year ended Dec. 31, 2005 also include merger, relocation, and marketing-related expenses recorded in the second and third quarters of 2005 of approximately $5.8 million ($5.1 million after tax or 10 cents per diluted share).

The company adopted the provisions of FAS 123R, “Share Based Payment”, as of Jan. 1, 2006, using the modified prospective application method. Results of operations for the quarter and year ended Dec. 31, 2006, include share-based compensation expense of $2.4 million and $10.9 million, respectively, which reduced basic and diluted earnings per share by 3 cents for the fourth quarter of 2006, and 14 cents for the full year 2006.

Total revenue for the company was $206.1 million and $817.6 million for the quarter and year ended Dec. 31, 2006, respectively. Total revenue was $170.1 million and $643.7 million for the quarter and year ended Dec. 31, 2005, respectively.

Earnings before interest, taxes, depreciation and amortization, minority interest, gain on investment and share-based compensation expense (adjusted EBITDA) was $40.2 million and $173.6 million for the quarter and year ended Dec. 31, 2006, respectively. Adjusted EBITDA was $29.9 million and $127.5 million for the quarter and year ended Dec. 31, 2005, respectively representing a 34.4 and 36.2 percent increase.

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First Advantage Reports Operating Results for Fourth Quarter and Full Year 2006

“We are pleased with our fourth quarter and full year 2006 operating results, both of which once again reflect our solid financial performance and demonstrate our commitment to strategic growth initiatives for our third consecutive year,” stated John Long, chief executive officer. “This year we will continue to focus on organic growth in all of our business segments, particularly in our Employer Services segment where we are seeing continued success of our on-going cross-sell strategies.

“We remain confident that our Lender Services segment will continue to gain market share in 2007 as we increase operational efficiencies and new products gain further industry-wide acceptance. We also see improvements in our Investigative and Litigation Support Services segment as we expand our geographic reach, most recently through the acquisition of DataSec, a computer forensics and electronic discovery company in the United Kingdom. Although First Advantage continues to seek products and services that are complementary to our strategic growth initiatives, we have become highly selective in our approach to future acquisitions.

“Operating margins increased in five of our business segments for the fourth quarter of 2006 compared to the fourth quarter of 2005: Lender Services, Data Services, Employer Services, Multifamily Services and Investigative and Litigation Support Services. Adjusted EBITDA increased by 34 percent from the fourth quarter of last year,” stated Long.

Management estimates that diluted earnings per share will be in the range of 26 to 28 cents for the first quarter ended Mar. 31, 2007. First Advantage’s fourth quarter and full year 2006 results will be discussed in more detail on Monday, Feb. 12, 2007, at 5:00 p.m. EST, via teleconference and webcast. The teleconference dial-in number is 888.455.0031 within the U.S. and 210.234.0001 outside the U.S. The teleconference pass code is “Advantage”. The live audio webcast of the call will be accessible from the Investor Relations section of First Advantage’s Web site at www.FADV.com. An audio replay of the teleconference call will be available through Feb. 26, 2007, by dialing 866.357.4211 within the U.S., or 203.369.0126 outside the U.S. An audio archive of the webcast will also be available for replay on First Advantage’s Web site following the call.

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First Advantage Reports Operating Results for Fourth Quarter and Full Year 2006

Summary Consolidated Income Statement (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2006	2005	2006	2005
Service revenue	$193,277	$159,083	$764,841	$596,105
Reimbursed government fee revenue	12,780	10,975	52,723	47,644

Total revenue	206,057	170,058	817,564	643,749

Cost of service revenue	60,860	50,163	238,622	183,976
Government fees paid	12,780	10,975	52,723	47,644

Total cost of sales	73,640	61,138	291,345	231,620

Gross margin	132,417	108,920	526,219	412,129

Salaries and benefits	59,876	50,619	237,670	180,927
Facilities and telecommunications	7,862	6,769	30,067	25,743
Other operating expenses	28,115	21,940	98,965	79,851
Depreciation and amortization	10,783	8,520	39,152	27,605

Income from operations	25,781	21,072	120,365	98,003

Interest (expense) income:
Interest expense	(3,257)	(2,503)	(13,319)	(6,618)
Interest income	356	102	910	150

Interest (expense) income, net	(2,901)	(2,401)	(12,409)	(6,468)

Equity in earnings of investee	892	153	2,299	1,385
Gain on investment	6,993	9,471	6,993	9,471

Income before income taxes and minority interest	30,765	28,295	117,248	102,391
Provision for income taxes	11,735	11,593	47,773	43,522

Income before minority interest	19,030	16,702	69,475	58,869
Minority interest	875	510	3,314	443

Net income	$18,155	$16,192	$66,161	$58,426

Per share amounts:
Basic earnings per share	$.31	$.29	$1.15	$1 .10

Basic weighted-average shares outstanding	58,155	55,113	57,502	52,884

Diluted earnings per share	$.31	$.29	$1.14	$1.09

Diluted weighted-average shares outstanding	58,294	56,385	58,079	53,593

EBITDA and adjusted EBITDA calculation:
Net income	$18,155	$16,192	$66,161	$58,426
Minority interest	875	510	3,314	443
Gain in investment	(6,993)	(9,471)	(6,993)	(9,471)
Provision for income taxes	11,735	11,593	47,773	43,522
Interest expense	3,257	2,503	13,319	6,618
Depreciation and amortization	10,783	8,520	39,152	27,605

Earnings before interest, taxes, depreciation and amortization (EBITDA)*	$37,812	$29,847	$162,726	$127,143
Share based compensation expense	2,435	95	10,919	317

Adjusted EBITDA	$40,247	$29,942	$173,645	$127,460

*	EBITDA and adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. EBITDA and adjusted EBITDA are used by certain investors to analyze and compare companies.

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First Advantage Reports Operating Results for Fourth Quarter and Full Year 2006

Segment Financial Information (Unaudited)

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
(In thousands, except percentages)	2006 As Reported	2006 Proforma w/o Stock Based Comp	2005	2006 As Reported	2006 Proforma w/o Stock Based Comp	2005

Service revenue

Lender Services	$40,968	$40,968	$39,364	$175,991	$175,991	$168,327
Data Services	40,412	40,412	29,839	148,724	148,724	91,699
Dealer Services	27,990	27,990	26,105	120,780	120,780	98,357
Employer Services	55,279	55,279	39,388	195,180	195,180	143,839
Multifamily Services	14,743	14,743	14,121	68,811	68,811	63,254
Investigative & Litigation Support Services	14,711	14,711	11,438	59,162	59,162	34,580
Corporate	(826)	(826)	(1,172)	(3,807)	(3,807)	(3,951)

Consolidated	$193,277	$193,277	$159,083	$764,841	$764,841	$596,105

Income (Loss) from operations
Lender Services	$11,802	$11,975	$10,609	$54,271	$54,979	$48,205
Data Services	11,877	12,088	8,504	41,062	41,991	29,460
Dealer Services	2,299	2,413	3,037	16,113	16,545	13,559
Employer Services	5,871	6,222	3,537	19,832	21,445	13,301
Multifamily Services	2,105	2,264	1,966	15,128	15,940	16,122
Investigative & Litigation Support Services	2,555	2,694	1,075	11,377	11,971	2,107
Corporate	(10,728)	(9,440)	(7,656)	(37,418)	(31,587)	(24,751)

Consolidated	$25,781	$28,216	$21,072	$120,365	$131,284	$98,003

Operating margin percentage of service revenue
Lender Services	28.81%	29.23%	26.95%	30.84%	31.24%	28.64%
Data Services	29.39%	29.91%	28.50%	27.61%	28.23%	32.13%
Dealer Services	8.21%	8.62%	11.63%	13.34%	13.70%	13.79%
Employer Services	10.62%	11.26%	8.98%	10.16%	10.99%	9.25%
Multifamily Services	14.28%	15.36%	13.92%	21.98%	23.16%	25.49%
Investigative & Litigation Support Services	17.37%	18.31%	9.40%	19.23%	20.23%	6.09%
Corporate	N/A	N/A	N/A	N/A	N/A	N/A

Consolidated	13.34%	14.60%	13.25%	15.74%	17.16%	16.44%

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First Advantage Reports Operating Results for Fourth Quarter and Full Year 2006

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and subprime markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills and behavioral assessments; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software; renters insurance and consumer location services. First Advantage ranks among the top companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 4,500 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

Certain statements in this press release, including those related to estimated diluted earnings per share in first quarter 2007, an increase in market share in the Lender Services segment in 2007 and future impact of organic growth on all segments are forward looking. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: general volatility of the capital markets and the market price of the company’s Class A common stock; the company’s ability to successfully raise capital; the company’s ability to identify and complete acquisitions and successfully integrate businesses it acquires; changes in applicable government regulations; the degree and nature of the company’s competition; increases in the company’s expenses; continued consolidation among the company’s competitors and customers; unanticipated technological changes and requirements; the company’s ability to identify suppliers of quality and cost-effective data; and other risks identified from time-to-time in the company’s SEC filings. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Investors are advised to consult the company’s filings with the SEC, including its 2005 Annual Report on Form 10-K and subsequent amendments, for a further discussion of these and other risks.

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